EXHIBIT 10.3

SMC ENTERTAINMENT, INC. EMPLOYMENT AGREEMENT

THE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of the 25th day of June 2024, is entered by and between SMC ENTERTAINMENT, INC., (the “Company” or “SMCE”), a publicly traded Nevada corporation, and PAUL (PREM) COUTURE (the “Employee”). The Company and Employee may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, the Employee is the Chief Executive Officer of ChainTrade, and Red Matter Capital, and possesses substantial knowledge and experience in Fintech development and DeFi applications; and

WHEREAS, the Company desires to procure the services of the Employee as its CHIEF TECHNOLOGY OFFICER and the Employee desires to provide such services to the Company, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Employee agree as follows:

1. Employment. The Company agrees to employ the Employee as the CHIEF TECHNOLOGY OFFICER and the Employee accepts the employment, on the terms and conditions hereinafter set forth. During the Employment Term and any Renewal Terms, as those terms are hereinafter defined, the Employee shall devote his best efforts, knowledge and skill. The Employee will have the rights, duties and obligations customarily associated with the position of CHIEF TECHNOLOGY OFFICER of a comparably sized business and will report directly to the Board of Directors of the Company.

2. Term of Employment; Renewals; Termination.

2.1 Term. The employment hereunder shall commence on the date hereof (the “Commencement Date”) and shall continue until the end of the Employment Term, unless sooner terminated pursuant to the terms of the Agreement. The “Employment Term” shall mean the period commencing on the Commencement Date and continuing until the 1st anniversary of the Commencement Date.

2.2 Contingent Renewal upon Expiration of Employment Term. No less than thirty (30) days prior to the expiration of the Employment Term, the Company and the Employee shall review the terms of employment and the Company shall provide the Employee with the terms upon which the employment may be renewed or with a notice of non-renewal.

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2.3 Termination For Cause. The employment of the Employee may be terminated by the Company at any time for Cause. For purposes of the Agreement, “Cause” is defined as (i) the occurrence of a breach of any material covenant contained in the Agreement by the Employee and the failure to cure such breach within thirty (30) days following Employee’s receipt of written notice with respect thereof; or (ii) Employee’s willful malfeasance, gross negligence or gross or willful misconduct in the performance of her duties hereunder after thirty (30) days prior written notice to the Employee specifying the basis of such neglect and the failure of the Employee to correct such neglect; or (iii) the Employee’s theft or embezzlement from the Company; or (iv) the Employee’s conviction of a felony under the laws of the United States or any state of the United States; or (v) a final order by the Securities and Exchange Commission pertaining to the Employee that could reasonably be expected to impair or impede the Employee from performing the functions and duties contemplated by the agreement.

2.4 Termination upon Death or Disability. The Agreement shall automatically terminate in the event of the Employee’s death or Permanent Disability. “Permanent Disability” is defined as physical or mental incapacity resulting in the absence from or inability to properly perform her duties hereunder (as determined by the Company) on a full-time basis of the Employee for ninety (90) consecutive days, provided the Employee has met the requirements to receive benefits under any long term disability policy then maintained by the Company and applicable to the Employee. Returns to work for periods of less than one (1) week shall not toll the passing of the time required to establish Permanent Disability hereunder. In the event of termination due to death or Permanent Disability, the Company shall continue to pay the Employee’s Base Salary (defined below) for twelve (12) months following such termination, but the Employee shall be entitled to no other compensation or benefits, other than those which have fully vested.

2.5 Termination By Employee For Good Reason. The Employee may terminate the Agreement for either (A) a failure on the part of the Company to make timely payment of Employee’s Base Salary during the term of the Agreement; or (B) failure or refusal of a successor or assignee of the Company to assume and perform the Agreement; or (C) any breach by the Company of any of its undertakings in the Agreement; or (D) a material diminution by the Company during the term of the Agreement of Employee’s duties or responsibilities. Any of the foregoing causes are referred to in the Agreement as “Good Reason”.

2.6 Compensation upon Termination For Cause. In the event that the Employee’s employment is terminated for Cause pursuant to the terms of Section 2.3, the Company shall only be obligated to pay the Employee, or his legal representatives, as the case may be, any unpaid portion of his Base Salary at the rate herein provided, which would have been earned had the Employee remained in the employment of the Company until the effective date of such termination. If the Employee terminates his employment with the Company other than for Good Reason, the Employee will thereby forfeit all compensation, benefits and financial obligations owed by the Company under the Agreement, except that Base Salary will be paid through the date of termination of employment by the Employee without Good Reason.

2.7. Compensation upon Termination Without Cause or For Good Reason. In the event the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason, then the Company shall continue to pay his Base Salary (defined below) and health insurance, if provided through the Company (provided he makes an appropriate COBRA election) for the remainder of the Employment Term or Renewal Term, as the case may be, in accordance with the Company’s then-current payroll practices, and a pro-rated portion of any discretionary bonus awarded to the Employee for the year in which Termination occurs, but the Employee shall be entitled to no other compensation or benefits.

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3. Compensation.

3.1 Base Salary. The Employee shall receive a base salary of $7,500 per month payable in accordance with the Company’s standard payroll policies in effect.

3.2 Benefits. The Employee shall be eligible to participate in the Company’s then current health insurance plan, when available, with family coverage, subject to the terms of that plan, on the same basis as the Company’s other employees. The Employee shall be entitled to participate in the Company’s employee stock ownership (“ESOP”) plan or Stock Incentive Plan, when available, consistent with that provided to other employees of the Company.

3.3 Vacation. The Employee shall be entitled to such number of paid vacation days as shall be determined at the discretion of the Company’s Board of Directors. Accumulated but unused vacation time may be carried over from year to year.

3.4 Expenses. The Company shall reimburse the Employee for all reasonable expenses actually incurred or paid by the Employee during the Employment Term in the performance of his services. The Company shall pay such reimbursement within a reasonable time following the Employee’s submission of appropriate expense statements.

3.5 Equity Based Compensation. The Employee shall be entitled to participate in any equity-based compensation plan, such as stock bonus or stock appreciation rights plans, as well as stock option plans, in which the Company’s employees participate, pro rata to their respective base compensation, in the event that the Company adopts any such plan.

4. Change in Control.

4.1 Definition. As used herein, the term “Change in Control” shall mean (i) the change in the Employee’s direct reporting obligation to anyone other than the Company’s CEO, Chairman of the Board or Board of Directors; (ii) (A) the sale by the Company of all or substantially all of its assets to any individual, partnership, corporation, firm, trust, corporation or other entity (“Person”), (B) the consolidation of the Company with any Person, (C) the merger of the Company with any Person as a result of which merger the Company is not the surviving entity, or (D) the sale or transfer of shares of the Company by the Company and/or any one or more of its shareholders, in one or more related transactions, to one or more persons, if, after such sales and transfers, one or more new persons holds at least 51% of the issued and outstanding shares of the Company having voting power for the election of directors.

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5. Confidentiality; No Conflict; No Competition; No Solicitation.

5.1. Confidential Information.

5.1.1. “Confidential Information”, as defined below, includes not only information disclosed by the Company to the Employee, but also information developed or learned by the Employee during the course of or as a result of employment by the Company which information shall be the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, the Confidential Information of the Company includes confidential methods of operation and organization and prospective business relationships and business partners, except to the extent any such information is obtainable from sources outside of the Company without breaching any contractual or other obligations.

5.1.2. The Employee shall not, either during his employment by the Company or at any time after termination of such employment, for whatever reason, impart or disclose any of such Confidential Information to any person, firm or entity other than the Company, or use any of such Confidential Information, directly or indirectly, for his own benefit or for the benefit of any person, firm or entity other than the Company. The Employee hereby acknowledges that the items included within the definition of Confidential Information in the Confidentiality Agreement are valuable assets of the Company and that the Company has a legitimate business interest in protecting the Confidential Information.

5.2 No Conflict; Other Employment Not Prohibited. Employee serves in various capacities with multiple businesses, including, from time to time, as an officer, director, advisor, or consultant and such employment, advising, or consulting for outside business interests. His service as CEO of ChainTrade and of Red Matter Capital shall not be deemed to conflict with the Company’s interests unless that outside activity directly diverts business opportunities from the Company or materially interferes with the business of the Company.

5.3 Non-Competition. The undersigned Employee hereby agrees not to directly or indirectly compete with the business of SMCE, or its subsidiaries and affiliates, during the Employment Term and for a period of three (3) years following termination of employment and notwithstanding the cause or reason for termination. The term “not compete” as used herein shall mean that the Employee shall not own, manage, operate, consult or to be employed in a business substantially similar to, or competitive with, the present business of SMCE or such other business activity in which SMCE, or its subsidiaries and affiliates may substantially engage during the term of Employee’s employment. The Employee acknowledges that SMCE shall or may in reliance of this agreement provide Employee access to trade secrets, customers and other confidential data and good will. Employee agrees to retain said information as confidential and not to use said information for his own behalf or disclose same to any third party.

5.4 Non-Solicitation. The undersigned Employee hereby agrees during the Employment Term and for a period of three (3) years following termination of employment and notwithstanding the cause or reason for termination, not to solicit, directly or indirectly, for hiring or hire or in any other manner solicit or retain the services of, for Employee’s account or the account of any other business or enterprise, or any person who is at such time, or has been within one (1) year of such time, an Employee of SMCE and its affiliates or subsidiaries.

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5.5 Corporate Opportunities. The Employee agrees that during his employment hereunder he will not knowingly take any action which might divert from the Company, or any of its affiliates or subsidiaries, any opportunity which would be within the scope of any of the present business thereof.

5.6 Protection of Reputation. During the term of the Agreement and thereafter, the Employee and SMCE each agree that neither will take any action which is intended, or would reasonably be expected, to harm the other’s reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity.

5.7 SMCE Property. The Employee agrees that all copies, whether on paper or a computer storage device, of all memoranda, notes, records, charts, formulae, specifications, lists and other documents made, compiled or received, held, or used, by the Employee while employed by the Company concerning any phase of SMCE’s or any of their affiliates or subsidiaries’ business, trade secrets or Confidential Information shall be the Company’s property and shall be delivered by the Employee to the Company on the termination of the Employee’s employment or at an earlier time on the request of the Company. The Company acknowledges and agrees that there may be memoranda, notes, records, charts, formulae, specifications, lists and other documents made, compiled or received, held, or used by the Employee prior to employment by the Company and that, at Employee’s request, copies of same shall be delivered by the Company to the Employee on termination of the Employee’s employment or at an earlier time on the request of the Employee. The Employee further covenants and agrees that he shall promptly disclose to the Company, and take all steps necessary to transfer to the Company all right, title and interest in, all products developed or other inventions, computer software and other intellectual property (the “Intellectual Property”) of SMCE or any of its affiliates or subsidiaries, will affix appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation, and will execute such further assignments and other documents as the Company considers necessary to vest, perfect, patent, maintain or defend the Company’s right, title and interest in the Intellectual Property.

5.8 Injunctive Relief. The Employee further recognizes and agrees that any material violation of his agreements in the Article 5 would cause such damage or injury to the Company as would be irreparable and the exact amount of damage would be impossible to ascertain; therefore the Employee agrees that notwithstanding anything to the contrary contained in the Agreement, the Company shall be entitled to seek injunctive relief from any court of competent jurisdiction in any state, restraining any further violation by the Employee of Article 5. Such right to seek an injunction shall be cumulative and in addition to, and not in limitation of, any other rights and remedies the Company may have in equity or at law.

5.9 Reasonableness. The Employee agrees that the provisions of Article 5 are reasonable and necessary for the protection of the Company and that each provision herein set forth, including without limitation, the period of time, geographical area and types and scope of the restrictions on her activities specified therein, are intended to be and shall be divisible. If any provision of Article 5 (including any sentence, clause or part thereof) shall be held contrary to law or invalid or unenforceable in any respect, the remaining provisions shall not be affected but shall remain in full force and effect and the invalid or unenforceable provisions shall be deemed modified and amended to the extent necessary to render same valid and enforceable.

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6. Successors. The Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns by merger, consolidation, transfer of business and properties or otherwise, and shall inure to the benefit of the Employee and his heirs and legal representatives, provided, however, that the Employee may not assign his rights or obligations under the Agreement without the prior written consent of the Company.

7. Miscellaneous.

7.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient; (ii) when sent by electronic mail, on the date of transmission to such recipient; and (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid); in each case, addressed to the intended recipient at its address specified herein or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section. All communications shall be sent to the parties using the following information specified below (or using such other information for a party as shall be designated in advance written notice to the other parties hereto):

If to the Company:

SMC Entertainment, Inc. 9170 Glades Road

Suite 150

Boca Raton, FL 33434 Attention: Erik Blum, CEO Email: ceo@jwprice.com

If to the Employee:

Paul (Prem) Couture BR 2 STAN BR 5

Budvar 85310 Montenegro

7.2 Definitions and Captions. All captions and headings of paragraphs, subparagraphs and sections are not part of the Agreement and shall not be used for the interpretation or determination of the validity of the Agreement or any provision hereof.

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7.3 Names and Entities. The masculine gender shall include the neuter genders, and the word “person” shall include an individual, a corporation, a partnership, a limited partnership, a limited liability partnership, a limited liability company and a trust. Whenever the singular is used in the Agreement the same shall include the plural when required by the context and vice versa.

7.4 Severability. In the event any one or more of the provisions of the Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions hereof, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision never had been contained herein.

7.5 Governing Law, Jurisdiction, Venue, Waiver of Jury Trial. The Agreement shall be construed in accordance with the laws of the State of Nevada. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA IN EACH CASE LOCATED IN CLARK COUNTY, IN THE STATE OF NEVADA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.6 Entire Agreement; Amendments. The Agreement contains the entire understanding and agreement of the parties hereto with respect to the matters contained herein, and may not be amended or supplemented at any time unless by writing, executed by each of the said parties. Any agreement or understanding, written or otherwise, prior to the effective date of the Agreement between the Employee and the Company relating to the employment of the Employee is hereby terminated and discharged.

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IN WITNESS WHEREOF, the parties hereto have executed the Agreement or caused their duly authorized officers to execute the Agreement on date set forth above.

SMC ENTERTAINMENT, INC.

By:
Erik Blum, Chief Executive Officer

EMPLOYEE:

PAUL COUTURE
Paul (Prem) Couture

 Signature:

Email:

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SMCE Employment Agreement Couture CTO 06-25-24

Final Audit Report 2024-06-26

Created:	2024-06-25
By:	Erik Blum (ceo@jwprice.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAAuEonhjULyMm9qLw0KyPioo0FX7piLCvL

"SMCE Employment Agreement Couture CTO 06-25-24" History

Document created by Erik Blum (ceo@jwprice.com)
2024-06-25 - 11:15:51 PM GMT- IP address: 75.74.43.238

Document emailed to Prem (pcouture@redmatter.capital) for signature
2024-06-25 - 11:15:55 PM GMT

Email viewed by Prem (pcouture@redmatter.capital)
2024-06-26 - 6:07:03 AM GMT- IP address: 92.191.170.171

Document e-signed by Prem (pcouture@redmatter.capital)
Signature Date: 2024-06-26 - 6:11:23 AM GMT - Time Source: server- IP address: 92.191.170.171

Agreement completed.
2024-06-26 - 6:11:23 AM GMT

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